Exhibit 10.2

ANADARKO PETROLEUM CORPORATION 1201 LAKE ROBBINS DRIVE, THE WOODLANDS, TEXAS 77380

P.O. BOX 1330 HOUSTON, TEXAS 77251-1330 U.S.A. PH. (832)636-1000

PERSONAL AND CONFIDENTIAL

[Date]

Dear                     :

The Compensation and Benefits Committee (the “Committee”) of the Board of Directors of Anadarko Petroleum Corporation (the “Company”) has made an award of Performance Units (“PUs”) to you under the Anadarko Petroleum Corporation 2012 Omnibus Incentive Compensation Plan, as may be amended from time to time (the “Plan”). This PU Award is subject to all terms and conditions of the Plan, the summary of the Plan and the provisions of this Award Agreement. Unless defined herein, capitalized terms shall have the meaning assigned to them under the Plan. The Plan is available on the Anadarko intranet website at the following address: [internal website address].

You have been awarded             PUs as your target (“Target”). The value of these PUs, if any, will be dependent upon the Company’s relative total shareholder return (“TSR”) over the specified Performance Periods. Fifty percent (50%) of your Target is subject to a two-year Performance Period that begins [date] and ends [date] (the “[year] Performance Period”) and fifty percent (50%) of your Target is subject to a three-year Performance Period that begins [date] and ends [date] (the “[year] Performance Period”). The [year] and [year] Performance Periods may each be individually referred to herein as a “Performance Period.” At the end of each Performance Period, fifty percent (50%) of your Target will vest. The maximum number of PUs that you can earn during each Performance Period will be calculated as follows {PUs x 50% x 200%}, with actual payout based on the Company’s TSR ranking as described below.

Each PU represents the value of one share of the Company’s Common Stock. The payout of PUs is contingent upon the Company’s TSR ranking relative to a predetermined peer group during a Performance Period. The TSR measure provides an external comparison of the Company’s performance against a peer group of companies and will be calculated as follows:

Average Closing Stock Price for the last 30 trading days of the Performance Period

Minus

Average Closing Stock Price for the 30 trading days preceding the beginning of the Performance Period

Plus

Dividends paid per share over the Performance Period

Total Above Divided By

Average Closing Stock Price for the 30 trading days preceding the beginning of the Performance Period

The actual number of PUs you will earn for each Performance Period is based upon the Company’s relative TSR ranking as follows:

Anadarko Relative Ranking	Percentile Rank	Payout as % of Target
1st	100%	200%
2nd	91%	182%
3rd	82%	164%
4th	73%	146%
5th	64%	128%
6th	55%	110%
7th	46%	92%
8th	36%	72%
9th	27%	54%
10th	18%	0%
11th	9%	0%
12th	0%	0%

For example, if you were awarded 1,000 target PUs and the Company’s relative ranking for the [year] Performance Period is 3rd, you will receive 820 PUs (1,000 x 50% x 164%) at the end of the [year] Performance Period (subject to the other terms and conditions of this Award Agreement). If the Company’s relative ranking for the [year] Performance Period is 1st, you will receive 1,000 PUs (1,000 x 50% x 200%) at the end of the [year] Performance Period (subject to the other terms and conditions of this Award Agreement).

The peer group for the [year] Performance Period and the [year] Performance Period includes Apache Corporation, Chevron Corporation, ConocoPhillips, Devon Energy Corporation, EOG Resources, Inc., Hess Corporation, Marathon Oil Corporation, Noble Energy, Inc., Occidental Petroleum Corporation, Pioneer Natural Resources Company and Plains Exploration & Production Company. If, during either of the Performance Periods, any peer company undergoes a change in corporate capitalization or a corporate transaction (including, but not limited to, a going private transaction, bankruptcy, liquidation, merger, consolidation, etc.), then the Committee shall undertake an evaluation to determine whether such peer company will be replaced with a different peer company (any such replacement company shall be identified pursuant to the rules established by the Committee within the first 90 days of a Performance Period). The Committee has designated Murphy Oil Corporation, Nexen Inc., and Chesapeake Energy Corporation as replacement companies, in the order just specified.

After the end of each Performance Period, the value attributed to the PUs that are earned on such date shall be calculated by multiplying the number of PUs earned by the Fair Market Value1 of the Company’s Common Stock on the day the Committee certifies the performance results and approves the payouts. This value shall be reduced by the applicable payroll taxes as a result of the vesting of the PUs earned, and the resulting amount shall then be paid to you in cash within 60 days after the end of the applicable Performance Period (subject to any applicable deferral election).

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As of any given date, the closing sales price at which Common Stock is sold on such date as reported in the NYSE-Composite Transactions by The Wall Street Journal or any other comparable service the Plan Administrator may determine is reliable for such date, or if no Common Stock was traded on such date, on the next preceding day on which Common Stock was so traded. If the Fair Market Value of the Common Stock cannot be determined pursuant to the preceding provisions, the “Fair Market Value” of the Common Stock shall be determined by the Plan Administrator in such a manner as it deems appropriate, consistent with the requirements of Section 409A.

Dividend equivalents (as described in Section 9.5 of the Plan) shall not be paid with respect to the PUs (subject to the provisions below regarding payouts following the occurrence of a Change of Control). The PUs do not have voting rights and the PUs do not count toward any applicable stock ownership guidelines.

You may be allowed to make an election to defer your entire PU Award on a separate form provided by Human Resources. All deferral elections and distributions must be made in compliance with Section 409A.

If (i) you incur a “separation from service” (within the meaning of such term set forth in Section 409A under such definitions and procedures as established by the Company in accordance with Section 409A) due to your voluntary termination of employment other than for Good Reason during the Applicable Period following a Change of Control or by reason of retirement (as defined below), or (ii) you incur a separation from service due to a termination for Cause, then, in either case, all unvested PUs will be immediately forfeited as of the date of your separation from service.

Upon your death prior to a separation from service and prior to the end of a Performance Period, all of your unvested PUs will become immediately vested and paid within 60 days after the date of your death in an amount equal to your Target multiplied by the Fair Market Value of the Company’s Common Stock as of the date of your death; provided, however, that if your death occurs on or after the date upon which a Change of Control occurs, then the amount payable upon your death shall be determined as provided below with respect to PUs that are outstanding on the date upon which a Change of Control occurs.

If you incur a separation from service prior to the end of a Performance Period due to (i) disability (as defined in the Company’s disability plan), (ii) retirement (as defined by the Anadarko Petroleum Corporation Retiree Health Benefits Plan), (iii) involuntary termination without Cause or (iv) termination of employment for Good Reason during the Applicable Period following a Change of Control, then you will receive a payout within 60 days after the end of the applicable Performance Period. The amount of such payout shall be based on actual performance at the end of the Performance Period; provided, however, that if a Change of Control occurs prior to the end of the Performance Period, then such payout shall be determined as provided below with respect to PUs that are outstanding on the date upon which a Change of Control occurs. In addition, solely in the case of retirement (but not in the case of a separation from service described in clause (i), (iii) or (iv) of the first sentence of this paragraph), such payout shall be prorated based on the number of months you worked during the applicable Performance Period.

Notwithstanding the preceding provisions of this Award Agreement, the following provisions shall apply in the event a Change of Control occurs prior to the end of a Performance Period and while your PUs remain outstanding (the following provisions shall apply separately with respect to each of the two Performance Periods):

(i)

The Company’s TSR ranking relative to the peer group shall be determined as if the date upon which the Change of Control occurs (the “Change of Control Date”) is the last day of the Performance Period, and a preliminary calculation of the value of the earned PUs for such Performance Period will be made as of such date (the “Preliminary PU Amount”), which amount will be (A) equal to 50% of your Target multiplied by the applicable percentage under the “Payout as % of Target” column of the table above based on the Company’s relative TSR ranking for such Performance Period multiplied by the Fair Market Value of the Company’s Common Stock as of the first trading day immediately preceding the Change of Control Date and (B) solely in the event of your retirement on or before the Change of Control Date, prorated based on the number of months you worked during the Performance Period (determined without regard to the Change of Control);

(ii)	On the Change of Control Date, your PUs that are outstanding on such date shall be converted into restricted equity units in respect of the common equity security of the Surviving Company (as hereinafter defined), the number of which shall be determined by dividing the Preliminary PU Amount by the fair market value of one such common equity security as of the first business day immediately prior to the Change of Control Date (as determined in good faith by the Committee which, in the case of a publicly-traded security, shall be based on the closing price of such security on the principal exchange upon which it is traded as of the applicable date);

(iii)	Each such restricted equity unit shall, from and after the Change of Control Date, be subject to equitable adjustment by the board of directors (or an authorized committee thereof) of the Surviving Company as if such unit had been granted under the Plan, and such restricted equity units shall be credited with dividend equivalents (in a manner similar to that provided in Section 11.4 of the Plan), which dividend equivalents shall be accrued and deemed reinvested in additional common equity securities of the Surviving Company and paid, less applicable taxes, at such time as the restricted equity units to which they relate vest and settle;

(iv)	Subject to the provisions of clause (v) below, (A) each such restricted equity unit shall vest and be earned on the last day of the Performance Period (determined without regard to the occurrence of the Change of Control) and the payment amount with respect thereto shall be based on the fair market value of the common equity security of the Surviving Company as of the last day of the Performance Period (determined without regard to the occurrence of the Change of Control) and (B) the payment amount, less applicable withholding taxes, shall be paid to you in cash within 10 days after the end of the Performance Period (determined without regard to the occurrence of the Change of Control); and

(v)

Each such restricted equity unit (and the related dividend equivalents) shall be subject to the same forfeiture, time of payment and, in the event of your retirement after the Change of Control Date, proration provisions as are provided in the three paragraphs preceding this paragraph and shall be paid, less applicable withholding taxes, in cash; provided, however, that (A) a payment due upon your death on or after the Change of Control Date shall be based on the fair market value of the common equity security of the Surviving Company as of the date of your death and shall be paid within 10 days after the date of your death without regard to any longer period that may be provided pursuant to the preceding paragraphs of this Award Agreement, (B) a payment due after the end of the Performance Period (determined without regard to the occurrence of the Change of Control) shall be based on the fair market value of the common equity security of the Surviving Company as of the last day of the Performance Period (determined without regard to the occurrence of the Change of Control) and shall be paid within 10 days after the last day of the Performance Period without regard to any longer period that may be provided pursuant to the preceding paragraphs of this Award

Agreement, and (C) if the Change of Control constitutes a Section 409A Change of Control (as hereinafter defined) and if you incur a separation from service during the two-year period beginning on the Change of Control Date due to (I) disability (as defined in the Company’s disability plan), (II) retirement (as defined by the Anadarko Petroleum Corporation Retiree Health Benefits Plan), (III) involuntary termination without Cause or (IV) termination of employment for Good Reason during the Applicable Period following the Change of Control, then (x) you will receive a payout with respect to your restricted equity units on the first business day that is at least six months and one day following the applicable separation from service (or, if earlier, within 10 days after the earlier of the date of your death or the last day of the Performance Period (determined without regard to the occurrence of the Change of Control)), (y) such payout will be based on the fair market value of the common equity security of the Surviving Company as of the fifth business day immediately preceding the date of such payment (or, if the payment is to be made within 10 days after the last day of the Performance Period (determined without regard to the occurrence of the Change of Control), then such payout amount will be based on the fair market value of the common equity security of the Surviving Company as of the last day of the Performance Period (determined without regard to the occurrence of the Change of Control)), and (z) solely in the case of retirement (but not in the case of a separation from service described in subclause (I), (III) or (IV) of this clause (C)), such payout shall be prorated based on the number of months you worked during the applicable Performance Period (determined without regard to the occurrence of the Change of Control).

Any determination of fair market value required pursuant to clause (iv) or (v) of the preceding paragraph shall be made in good faith by the board of directors (or an authorized committee thereof) of the Surviving Company (which, in the case of a publicly-traded security, shall be based on the closing price of such security on the principal exchange upon which it is traded as of the applicable date).

As used herein, the term “Surviving Company” means the entity designated by the Committee on or before the Change of Control Date as resulting from the Change of Control. For the avoidance of doubt, the Company may be the Surviving Company depending on the facts and circumstances relating to the Change of Control. As used herein, the term “Section 409A Change of Control” means a Change of Control (as defined in Section 2.8 of the Plan without regard to the last sentence of such section) that also constitutes a change in control event (as defined in Treasury regulation section 1.409A-3(i)(5)).

Your PUs are subject to several restrictions, including that such PUs may not be transferred, sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, or disposed of to the extent then subject to restrictions.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if you knowingly engaged in the misconduct, were grossly negligent with respect to such misconduct, or knowingly or grossly negligently failed to prevent the misconduct (whether or not you are one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002), the Plan Administrator may determine that you shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

Notwithstanding anything in this Award Agreement or any other agreement between you and the Company to the contrary, including, without limitation, any provisions that prevent the Company from unilaterally amending this Award Agreement, you agree by accepting this Award that the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) has the effect of requiring certain officers of the Company to repay the Company, and for the Company to recoup from such officers, erroneously awarded amounts of incentive-based compensation. If the Act, any rules or regulations promulgated thereunder by the Securities and Exchange Commission or any similar federal or state law requires the Company to recoup any erroneously awarded incentive-based compensation (including stock options and any other equity-based awards) that the Company has paid or granted to you, you hereby agree, even if you have terminated your employment with the Company, to promptly repay such erroneously awarded incentive compensation to the Company upon its written request. This obligation shall survive the termination of this Award Agreement.

Please establish a Beneficiary Designation for your Long-Term Incentive Equity Awards online at [internal website address] or by contacting the Anadarko Benefits Center at 1-866-472-xxxx, option 1 and then option 1 again. You may update your designation anytime.

If you have any questions about this Award Agreement, please call me at 832-636-xxxx.

Sincerely,

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